Exhibit 99.1

NEWS RELEASE

Visteon Names Bunsei Kure to Board of Directors

–Appointment of Bunsei Kure to Visteon’s board of directors adds additional automotive and semiconductor industry experience to its board of directors
–Bunsei held prior roles as CEO of Renesas Electronics, a leading semiconductor supplier to the automotive industry, and CEO of Calsonic Kansei Corporation, a global tier-1 supplier to automotive OEMs

VAN BUREN TOWNSHIP, Mich., (Jan. 27, 2022) -- Visteon Corporation (Nasdaq: VC), a leading global technology company serving the mobility industry, today announced the appointment of Bunsei Kure to its board of directors, effective Feb. 1, 2022.

Bunsei Kure brings extensive experience in the global automotive and semiconductor industries, having served as CEO of Calsonic Kansei, a large tier-1 supplier that is now part of Marelli, from 2008 to 2013, and as EVP and then as COO of Nidec, the world’s largest electric motor company, from 2013 to 2015. Bunsei Kure also served as CEO of Renesas Electronics, a leading supplier of semiconductor solutions to the global automotive industry, from 2016 until his retirement in 2019. In these roles, Bunsei developed an extensive knowledge of the Japanese automotive industry, an important market for Visteon, with a deep network within Japanese OEMs and suppliers.

“We are thrilled to welcome Bunsei to our board of directors,” said Francis M. Scricco, chair of Visteon’s board of directors. “His knowledge and expertise of the automotive and semiconductor industries will be very helpful in supporting Visteon’s future growth.”

“Visteon has established a leading position in cockpit electronics and electrification, which are the fastest growing segments in the automotive industry today,” said Kure. “I look forward to working with Visteon’s board and executive team to further advance Visteon’s leadership position in the industry.”

Bunsei Kure holds a law degree from University of Tokyo and a master’s degree in public affairs from Princeton University.

About Visteon
Visteon is a global technology company serving the mobility industry, dedicated to creating a more enjoyable, connected, and safe driving experience. The company’s platforms leverage proven, scalable hardware and software solutions that enable the digital, electric, and autonomous evolution of our global automotive customers. Visteon products align with key industry trends and include digital instrument clusters, displays, Android-based infotainment systems, domain controllers, advanced driver assistance systems (ADAS) and battery management systems. Visteon reported net sales of approximately $2.5 billion and booked $4.6 billion of new business in 2020. Learn more at https://www.visteon.com/newsroom/.

Exhibit 99.1

Follow Visteon:

Visteon Contacts:

Media:
Dianna Ofiara
734-258-4355
dofiara@visteon.com

Investors:
Kris Doyle
201-247-3050
kdoyle@visteon.com

# # #